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                                                                    Exhibit 99.1

                            NOTICE OF FULL REDEMPTION

                                To the Holders of

                         FEDERAL REALTY INVESTMENT TRUST
               5-1/4% Convertible Subordinated Debentures due 2003
                            ISIN NUMBER XS0046430541

                  NOTICE IS HEREBY GIVEN pursuant to the terms of the Fiscal Agency Agreement, dated as of October 28, 1993, between Citibank, N.A (the "Fiscal Agent") and Federal Realty Investment Trust (the "Issuer"), under which the above-described 5-1/4% Convertible Subordinated Debentures due 2003 (the "Debentures") were issued, that the Issuer has elected to redeem all of the outstanding Debentures on June 23, 2003 (the "Redemption Date") at a redemption price of 100% of the principal amount thereof, together with accrued and unpaid interest from April 28, 2003 through the Redemption Date (the "Redemption Price").

         The Redemption Price will become due and payable upon each Debenture on the Redemption Date. Interest on the Debentures will cease to accrue on and after the Redemption Date.

         Payment of the Redemption Price on each Debenture will be made on and after the Redemption Date UPON PRESENTATION AND SURRENDER of the Debentures together will all coupons maturing after April 28, 2003 to:


Citibank, N.A.               Citibank N.A          Dexia Banque Internationale a
111 Wall Street-15th Floor   PO Box 18055            Luxembourg
New York, New York 10043     5 Carmelite Street    69 Route d'Esch
Attention: Agency & Trust    London EC4Y 0PA       L-2953 Luxembourg


CONVERSION RIGHTS

         The Debentures are convertible into common shares of beneficial interest of the Issuer, par value $.01 per share, at a conversion rate of
27.7778 shares per US$1,000 principal amount of Debentures, which is equivalent to a conversion price of US$36.00 per share. The conversion right will expire on the Redemption Date.

                                                                 Citibank, N.A.,
                                                                 as Fiscal Agent

May 23, 2003